Abercrombie & Fitch
February 2007 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended March 3rd, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended March 3rd, 2007, were $206.6 million, a 7% increase over net sales of $192.7 million for the four-week period ended February 25, 2006. Total Company direct-to-consumer net sales increased 32% to $12.2 million for the four-week period ended March 3, 2007, compared to the four-week period ended February 25, 2006. February comparable store sales decreased 6%.
By brand, Abercrombie & Fitch comparable store sales decreased 4%. Men’s comps declined by a low single digit; women’s comps declined by a mid-single digit. Transactions per store decreased 1%; average transaction value decreased 3%.
In the kids business, abercrombie, comparable store sales decreased 4%. Boys comps decreased by a low single digit, girls comps decreased by a mid-single digit. Transactions per store increased 2%; average transaction value decreased 3%.
Hollister comparable store sales decreased 9%. Dudes comps decreased by a mid-single digit; Bettys comps decreased by a low double digit. Transactions per store decreased 9%; average transaction value was flat to last year.
RUEHL comparable store sales decreased 12%. Men’s and women’s comps decreased by a low double digit. Transactions per store increased 22%; average transaction value declined 17%.
From a merchandise classification standpoint across all brands, stronger performing masculine categories included fleece tops, active bottoms, and fragrance while jeans and knit tops posted negative comps. In the feminine businesses, again on a total company basis, shorts, sweaters and swim performed well; jeans and skirts posted negative comps.
By region, comps were strongest in the Northeast and weakest in the West.
We will announce March sales on Thursday, April 12th, 2007.
Thank You.

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